ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20170251766-37
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/09/2017 11:00 AM
	Entity Number E0426722011-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Symbid Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 of the Articles of Incorporation of the Corporation has been amended to change the name of the Corporation to Sincerity Applied Materials Holdings Corp. as set forth in Exhibit A attached hereto and made a part hereof by this reference.

Article 5 of the Articles of Incorporation of the Corporation has been amended to add a Section 5.4 as set forth in Exhibit A attached hereto and made a part hereof by this reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 149,863,484 Shares (80%)

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

{00180121.3 / 4133.003}

Exhibit A

Article 1 of the Corporation's Articles of Incorporation shall be amended to read as follows:

"1. Name of Corporation: The name of the Corporation is Sincerity Applied Materials Holdings Corp."

Article 5 of the Corporation's Articles of Incorporation shall be amended to add a Section 5.4 thereto and read as follows:

"5.4 Reverse Stock Split As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Nevada Secretary of State (the "Effective Date"), every 60 (the "Reverse Split Factor") outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the "Reverse Stock Split"). No fractional shares will be issued in connection with the Reverse Stock Split. A shareholder of record who otherwise would be entitled to receive a fractional share will be entitled to receive one whole share."